December 3, 2019

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

Positioned to Meet Your Liquidity Needs

From the first interest rate cuts in more than a decade to the significant mid-September disruption in the U.S. repo market, this year has been defined by market volatility. In such challenging operating environments, access to a dependable source of liquidity becomes even more important. On November 6, we launched our new Callable Adjustable Rate Credit Advance (“Callable ARC”) pilot program – the newest addition to our suite of credit products intended to provide members with uninterrupted access to liquidity.

The Callable ARC offers two distinct option structures that give our members the flexibility to meet the demands of a fluctuating balance sheet. The call feature can be used to strategically extinguish – and potentially rebook – the advance when the remaining term reaches either a one-month- or one-year- left-to-maturity window, affording greater control in managing liquidity needs with no additional prepayment fees. And as the market continues to prepare for the transition from LIBOR, the Callable ARC is available with either one-month LIBOR or Secured Overnight Financing Rate indices, enabling members to match the interest rate characteristics of adjustable-rate assets. The Callable ARC is also in line with our efforts to ensure that the transition from LIBOR is as smooth as possible, both for our cooperative and our members. As we reported in September, the Federal Housing Finance Agency, our regulator, issued a supervisory letter to all Federal Home Loan Banks requiring that by March 31, 2020, we cease entering into new LIBOR-referenced financial assets, liabilities and derivatives with maturities beyond December 31, 2021. This change will impact certain FHLBNY products, including the Adjustable Rate Credit Advance, Callable Advance, Fixed-Rate with Cap Advance and Putable Advance. Throughout the transition process, the FHLBNY will continue to serve as a resource to our members to aid in your own transitions.

From our consistent performance to our steady dividend to our ability to provide funding in all markets, we pride ourselves in being a reliable partner for our members. The products we offer are a reflection of this reliability, as we continue to develop new and innovative ways to meet your funding needs. For more information on the Callable ARC, or any of our products and programs, please contact your Relationship Manager at (212) 441-6700.

FHLBNY Board Update

The insight and guidance our Board provides contributes to our stability and plays a key role in the success of our franchise. As we previously reported, in early November, our membership voted to re-elect Directors John R. Buran and Thomas L. Hoy to serve as New York Member Directors; and DeForest B. Soaries, Jr. and Ángela Weyne to serve as Independent Directors, all for four-year terms beginning January 2020. This year marked our first election with electronic ballots, and I thank all of our members who participated in what we found to be a smooth process.

In addition, at the Board’s November 2019 meeting, the Board re-elected John Buran, to continue to serve as Board chair for a two-year term commencing January 1, 2020, reflecting the strong leadership he has provided in his two years leading our Board.

Making An Impact

It was our Board that, in December 2017, approved the allocation of $5 million towards the funding of our Homeowner and Small Business Recovery Grant Programs – part of our effort to help communities in Puerto Rico and the U.S. Virgin Islands continue to recover from the dual impacts of hurricanes Irma and Maria, created with the understanding that the local lender is key to relief and rebuilding efforts following natural disasters. We launched the programs in March of this year, and last month we disbursed the final dollars. In total, these programs supported 530 households and 156 small businesses. I thank our Puerto Rico and U.S. Virgin Island members and their non-profit partners for their engagement in these programs, and the work they continue to do to strengthen the Caribbean. Whether through these grant programs and our Disaster Relief Funding, or through the Affordable Housing Program and the Homebuyer Dream Program, our members continue to utilize their access to the FHLBNY to make tangible, immediate and long-lasting impacts in the communities we all serve.

This has been a year marked by both challenges and opportunities. But throughout 2019, our membership has continued to serve their customers and their communities, and our members have thrived. We have been proud to serve as your reliable partner in 2019, and as we close out 2019 and begin to focus on the New Year, I hope you will continue to invest in our franchise.

My colleagues and I wish you all the best this holiday season, and we look forward to working with you to help ensure a strong close to 2019 and a successful 2020.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.